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                                   EXHIBIT 2.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         M&M INTERNATIONAL REALTY, INC.

         M&M International Realty, Inc., a corporation duly organized and existing under the laws of the State of Delaware and whose initial Certificate of Incorporation was filed with the Delaware Secretary of State on October 1, 1998 states that this Amended and Restated Certificate of Incorporation has been duly adopted by the Incorporator pursuant to Section 245 and Section 241 of the Delaware Corporations Law and no payment has been received for any stock and hereby further states as follows:

         FIRST:  The name of this corporation shall be SONIC SYSTEMS
CORPORATION.

         SECOND: Its registered office in the state of Delaware is to be located at 9 East Lockerman Street, Dover, DE 19901 and its registered agent at such address is National Registered Agents, Inc., the County of Kent.

         THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is: 100,000,000 shares of common stock, $0.001 par value.

         FIFTH: Except as may otherwise be provided by the Board of Directors, no holder of any shares of this corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any securities of this corporation or any class of kind now or hereafter authorized.

         SIXTH: There shall be no cumulative voting of shares of this corporation.

         SEVENTH: The number of directors of the corporation shall be no less than one and no more than seven. Until their successors are elected and qualified, or until their resignation or removal from office, or until the first annual meeting of the shareholders of the corporation takes place, the initial directors of this corporation shall be as follows:

         Ken Maddison                           Norm Elliot

         Dr. F. H. Schain

         EIGHTH:  Any "Extraordinary Corporate Action" shall require approval


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by a two-thirds vote of the corporation. Extraordinary Corporate Actions requiring the two-thirds vote shall include the following:

         (a) Any increase or decrease in the aggregate number of authorized shares;
         (b) Any action that would effect an exchange, cancellation or reclassification of all or part of the shares of any one class of shares into shares of another class;
         (c) Any change in the designation, rights, preferences or limitations of all or part of the shares of any one class;
         (d) The creation of a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of any one existing class;
         (e) Any cancellation, denial or change that would affect rights to distribution or dividends that have accumulated but not yet been declared on all of part of the shares of any one class;
         (f) Any share merger or share exchange with another corporation;

         (g) Any sale or transfer or other disposition of all or substantially all of the corporation's assets, other than in the regular course of business;
         (h)   Any proposed dissolution of the corporation;
         (i) Any amendment to the Certificate of Incorporation, except for the following, which may be done by the Board of Directors without shareholder approval:

               (1) If the corporation has only one class of shares outstanding, to provide, change or eliminate any provision with respect to the par value of any class of shares;
               (2) To delete the names and addresses of the initial directors;
               (3) To delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state; and/or
               (4) If the corporation has only one class of shares outstanding, solely to change the number of authorized shares to effectuate a split of, or stock dividend in the corporation's own shares, or solely to do so and to change the number of authorized shares in proportion thereto.

         NINTH:  The name and mailing address of the incorporator is as follows:

                        Columbia Corporate Services, Inc.
                          701 Fifth Avenue, Suite 5701
                         Seattle, Washington 98104-7003

         TENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the corporation.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this amended and restated certificate of incorporation this 29th day of October, 1998.


                               Columbia Corporate Services, Inc.


                               By:
                                  -------------------------------------------
                                       Ken Zeringer, President
                                       Incorporator